EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACT:

Michael Golden, CEO; OR

Robert Nichols, CFO

Sun American Bancorp

(561) 826 0464

Sun American Bancorp Announces Record 2005 Results

(Preliminary Un-audited )

(name changed recently from PanAmerican Bancorp)

  MIAMI--(BUSINESS WIRE)--Jan. 27, 2006—Sun American Bancorp (AMEX: SBK):

Results for December 31, 2005 compared to December 31, 2004

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The assets reached $277.1 million, up from $191.5 million

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Consolidate earnings $2.9 million, up from $(0.2) million

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Deposits reached $193.5 million, up from $158.2 million

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Loans reached $210.7 million, up from $153.7 million

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Capital of $59.6 million, up from $20.7 million

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Diluted earnings per share of $0.21, up from $(0.05)

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Book Value of $3.22, up from $2.44

Sun American Bancorp (AMEX: SBK), (the "Bank") a single bank holding company, today announced that its preliminary results for 2005 continued to show the strong growth in all categories over 2004. Net income for the quarter ended December 31, 2005, was approximately $1,022,000, or $0.05 per share, based on 18.9 million fully diluted weighted average shares outstanding compared to net income of $235,000, or $0.03 per share, based on 8.4 million fully diluted weighted average shares outstanding for the quarter ended December 31, 2004. For the full year ended December 31, 2005, the net income was approximately $2.9 million or $0.21 per share, based on fully diluted weighted average shares outstanding of 13.6 million shares compared to a net loss of $228,000 or $(0.05) per share, based on fully diluted weighted average shares outstanding of 7.4 million shares for the same period a year earlier.

At December 31, 2005, total assets were $277.1 million, an increase of over $ 85 million, or 45%, compared to $191.5 million at December 31, 2004. During the same period, net loans receivable increased by $57 million, or 37%, to $210.7 million from $153.7 million at December 31, 2004. The increase in these earning assets was the result of internal loan originations during the year.

As of December 31, 2005, the book value was $3.22, an increase of 32% compared to $2.44 as of December 31, 2004.

Michael Golden, CEO of Sun American Bancorp, stated: "The full year audited results will be finalized and reported soon but we are confident that the final results will agree closely with the preliminary (un-audited) results that we are currently reporting. The year end results provide further validation that our strategy of building a strong Florida-based banking operation is working and that our efforts to build a significant depositor base to support a strong, growing loan portfolio, in our service communities, are firmly established”.

“Our recently announced name change to Sun American Bank further demonstrates our strategic focus to serve the South Florida communities in which we operate”.

"Our goals for 2006 once again are aggressive but well founded. We hope to increase our total assets to $450 million, total loans to $381 million. The Bank is expected to incur certain costs attributed to our growth in 2006 for additional loan loss provision as well as stock option and income tax expense in amounts approximating $2 million. No income tax expense was incurred in 2005. As a result our net income is expected to improve favorably to $3.1 million after these costs, or $0.16 per share and we expect to report a return on equity of 6%. The Bank management team that now includes Robert Nichols as President of the Executive Committee (formerly with RBC), and William Ross as Executive Vice president and head of our retail sales and service initiative (formerly with a large money center bank), gives us the infrastructure of personnel to make these ambitious goals attainable.  We also anticipate opening four new branches by the third quarter of 2006. Further, we will also open a new 16,000 sq ft. operations center in the second quarter of the year.”

Mr. Golden concluded: "We are announcing our preliminary results now because we have been selected to present at the upcoming Brean Murray Annual Institutional Conference at 4:30 PM EST on January 31st and wish to use this opportunity to discuss Sun American's performance fully. Brean Murray & Co. is a full service, research-focused securities firm that has earned a well deserved reputation for serving emerging growth companies and investors. We invite you to listen to the presentation live by logging on the following website: http://www.wsw.com/ webcast/bmry2/

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Sun American Bancorp

Based in Miami, FL, Sun American Bancorp is a single-bank holding company with Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business, as the sole subsidiary of the company.  For additional information, please visit our website at www.sunamericanbank.com.  The information on this website is not and should not be considered part of this document and is not incorporated into this document by reference. This web address is only intended to be in an inactive textual reference.

Except for historical information containing herein, the matters set forth in this news release are “forward looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Sun American Bancorp believes the expectations reflected in such forward–looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward–looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp’s expectations.  Factors that could contribute to such differences include those identified in Sun American Bancorp’s Form 10-K for the year ended December 31, 2004, and those described from time to time in Sun American’s other filings with the Securities and Exchange Commission, news releases and other communications.